Ooma, Inc.

Conflict Minerals Report

For The Calendar Year Ended December 31, 2023

This is the specialized disclosure report (“Form SD”) for Ooma, Inc. and its subsidiaries (collectively, the “Company,” “we” or “our”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2023 to December 31, 2023. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for purposes of this assessment. For products which contain conflict minerals, registrants must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, a “Covered Country”). Numerous terms in this Form SD and the Conflict Minerals Disclosure contained therein are defined in the Rule, Form SD and SEC Release No. 34-67716 issued by the SEC on August 22, 2012 and the reader is referred to these materials for such definitions.

Conflict Minerals Disclosure

1.
Company Overview

Ooma creates powerful connected experiences for businesses and consumers. Our smart software-as-a-service and unified-communications-as-a-service platforms offer cloud-based communications solutions, smart security and other connected services. Our business and residential solutions deliver PureVoice high-definition voice quality, advanced functionality and integration with mobile devices, at competitive pricing and value. Our platforms help create smart workplaces and homes by providing communications, monitoring, security, automation, productivity and networking infrastructure applications.

We drive the adoption of our platforms by providing communications solutions to the large and growing markets for business, residential and mobile users, and then facilitate growth by offering new and innovative connected services to our user base. Our customers typically adopt our platforms by making a purchase or rental of our on-premise appliances, connecting to the internet and activating services, for which they primarily pay on a monthly basis.

Our services rely upon the following main elements: our multi-tenant cloud service, on-premise appliances, desktop and mobile applications, end-point devices and calling platform. Ooma’s cloud provides a high-quality, secure, managed, and reliable connection integrating every element of our platforms. Our on-premise appliances incorporate both a custom-designed, Linux-based computer and a high-speed network router, with several key features, including wireless connectivity to end-point devices and custom firmware and software applications that are remotely upgradable and extensible to new services. Our desktop and mobile applications enable customers to access our product features from anywhere, and our end-point devices enable additional functionality and services. Our calling platform provides a high-volume, low-cost infrastructure for all our calling applications. Our platforms power all aspects of our business, providing the infrastructure for the communications portion of our business and enabling a number of other current and future productivity, automation, monitoring, safety, security and networking infrastructure applications and services.

2.
Overview of Products

The following products are manufactured by the Company’s contract manufacturers and contain conflict minerals (such as gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, tantalum, tin and tungsten)) that are necessary for their functionality or production:

Business Communications

Ooma Office is a cloud-based multi-user communications system for small and medium-sized businesses designed to manage communications in and out of the office with a suite of powerful features at an affordable price. Ooma Office consists of an on-premises appliance (base unit) and an Ooma Linx end-point device, which wirelessly connects regular desktop telephones and fax machines to the user’s high-speed internet connection.

Ooma Connect delivers both fixed wireless internet connectivity and Ooma Office phone service to replace or back-up slow, costly DSL, satellite and cable services. Ooma Connect consists of the Ooma Connect Base Station and the Ooma LTE antenna, which provides wireless internet through a nationwide LTE-Advanced network.

Ooma AirDial is a complete integrated solution for replacing legacy copper-wire analog phone service, also known as plain old telephone service (POTS). Each Ooma AirDial provides up to four lines of telephone service using a built-in wireless LTE Internet connection or broadband ethernet connection. The device connects to Ooma’s cloud-based phone service and can be managed remotely from the cloud.

Residential Communications

Ooma Telo is a complete home communications solution designed to serve as the primary phone line in the home, delivering high-quality voice communications and unique and valuable features. Users buy an Ooma Telo and plug it into a high-speed internet connection and standard home phone devices. Ooma Telo supports a line of accessories, or end-point devices, to expand the capabilities of the system to serve the needs of an entire household.

Ooma handset is a cordless handset delivering smart features, such as the ability to sync the phone book with online contacts and display picture caller ID by syncing with social media. One-touch voicemail access lets users check messages anywhere in the home and the intercom button allows them to talk between handsets or transfer calls.

Home Security

Ooma Home is a comprehensive do-it-yourself home security solution that connects to Ooma Telo and provides safety for homeowners when at home or away. The system includes motion, water, door and window, and garage door sensors in addition to the unique ability to remotely place a local 911 call from the home. Ooma Home also now includes geofencing capabilities to automatically arm and disarm the security system, a siren and a smoke detector (which smoke detector is provided by a third party, and excluded from Ooma Products for the purposes of this report). The Ooma home security app is the interface through which users can interact with Ooma Home to pair sensors, toggle between home, away and vacation modes, and manage and receive notifications.

3.
Supply Chain Overview

Our supply chain is complex. As regards to conflict minerals, there are multiple tiers between our Company and the mines. Accordingly, we rely on our direct and indirect suppliers to provide information on the origin of the conflict minerals contained in the components used in the Ooma office base stations, phones, handsets, Bluetooth adapters, headsets and security sensors (the “Ooma Products”).

The methods we used to try to determine the origin of conflict minerals in the Ooma Products included:

•
Conducting Reasonable Country of Origin Inquiry (“RCOI”) by requiring our direct and indirect suppliers to complete the Responsible Business Initiative (“RBI”) template;
•
Reviewing responses received from suppliers and following up on incomplete responses; and
•
Sending reminders to suppliers who did not respond to our requests.

4.
Reasonable Country of Origin Inquiry Results and Conclusion

We are several tiers removed from mining operations and 3TG smelters and refiners (“SORs”). We must, therefore, rely on our suppliers to provide information regarding the origin and chain of custody of the 3TG contained in components supplied to the Company, including, in some cases, the sources of 3TG that are supplied to our suppliers by their own suppliers (i.e., “second-tier suppliers”). Further, the Company believes that SORs are best situated to identify the sources of the 3TG contained in the Ooma Products, and therefore has taken reasonable steps to identify the applicable SORs of 3TG in the Company’s supply chain. As described in this Form SD, the Company has conducted an analysis of our products and found that, although we do not (1) directly purchase 3TG from mines, smelters, or refiners or (2) make direct purchases of any minerals from a Covered Country, the Company purchases certain components that contain metal, some of which contain 3TG which may originate from a Covered Country. These components are incorporated into the Ooma Products and, therefore, the Ooma Products are subject to the reporting obligations of Rule 13p-1.

We identified those suppliers from which we purchase components that contain (or may contain) necessary 3TG (“At-Risk Suppliers”). Next, we sent each of these At-Risk Suppliers the template developed by the RBA, known as the Conflict Minerals Reporting Template.

We reviewed and evaluated the responses that we received from the At-Risk Suppliers for completeness and accuracy. We conducted necessary follow-up communications with At-Risk Suppliers when information provided by the At-Risk Suppliers appeared to be incomplete and when such At-Risk Suppliers failed to respond within a reasonable period of time. Certain responses to the Company’s RCOI regarding the origin or source of the 3TG contained in the components sold to the Company by its At-Risk Suppliers did not provide the Company with sufficient information to conclusively determine whether the 3TG originated from a Covered Country, or whether such 3TG came from recycled or scrap sources. However, based on the information that has been obtained from the Company’s At-Risk Suppliers and certain second-tier suppliers, the Company has reasonably determined that the countries of origin of some of the necessary 3TG contained in components supplied to the Company for use in its manufacturing of the Ooma Products may include Covered Countries.

The Company exercised due diligence to determine the source and chain of custody of the 3TG necessary to the functionality or production of the Ooma Products as required by the Rule.

5.
Continued Steps to Mitigate Risk

We intend to continue improving our RCOI process and to further mitigate risk that any conflict minerals in our products could benefit armed groups in a Covered Country contributing to human rights violations through the following measures:

•
Continue to conduct and report annually on supply chain RCOI for the applicable conflict minerals;
•
Examine the possibility of including conflict mineral clauses in new or renewed supplier agreements such as requiring representations of compliance with our Conflict Mineral Policy; and
•
Engage with suppliers and use commercially reasonable efforts to direct them, where appropriate, to training resources to attempt to improve the content of the supplier survey results.

6.
Conflict Minerals Policy

Ooma has a conflict minerals policy which can be found on the Company’s website. This Conflict Minerals Disclosure is available on the Company’s website at: https://www.ooma.com/company/environment/.